EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of May 1, 2012 (the “Effective Date”), by and between Home Federal Savings and Loan Association, a federally chartered stock savings and loan association (the “Association”) and Ralph E. Coffman, Jr. (“Executive”).  The Association and Executive are sometimes collectively referred to herein as the “parties.”  Any reference to the “Company” shall mean Poage Bankshares, Inc., the stock holding company of the Association.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Association’s performance hereunder.

WITNESSETH

WHEREAS, the Company and the Bank wish to provide for the employment of the Executive as of the Effective Date, and the Executive wishes to serve the Company and the Bank as of the Effective Date, on the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce the Executive to accept employment with the Company and the Bank, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Bank is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

The Company and the Association employ the Executive as President and Chief Executive Officer, and Executive accepts such employment, subject to the terms and conditions set forth in this Agreement.  Executive shall be responsible for the overall management of the Association, and shall be responsible for establishing the business objectives, policies and strategic plan of the Association, in conjunction with the Board.  Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Association, and shall be the primary contact between the Board and the staff.  As President and Chief Executive Officer, Executive shall directly report to the Board.  Executive also agrees to serve, if appointed or elected, as a member of the Board of Directors (the “Board”) of the Association or the Company, and as an officer and/or director of any subsidiary or affiliate of the Association or the Company.

2.	TERM AND DUTIES.

(a)           Three Year Contract; Annual Renewal.  The term of this Agreement will begin as of the Effective Date and shall continue thereafter for a period of three (3) years.  Beginning on the first annual anniversary date of this Agreement, and on each annual anniversary date thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term; provided that (1) the Association has not given notice to the Executive in writing at least thirty (30) days prior to such renewal date that the term of this Agreement shall not be extended further; and (2) prior to such renewal date, the disinterested members of the

Board of Directors of the Association (the “Board”) have explicitly reviewed and approved the extension and the results thereof shall be included in the minutes of the Board’s meeting.  On an annual basis prior to the deadline for the notice period referenced above, the Board shall conduct a performance review of the Executive for purposes of determining whether to provide notice of non-renewal.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

(b)           Termination of Agreement.  Notwithstanding anything contained in this Agreement to the contrary, either Executive , the Company or the Association may terminate Executive’s employment with the Company or the Association at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

(c)           Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Association and Executive may mutually agree.

(d)           Duties; Membership on Other Boards.  During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Association; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations, which, in the Board’s judgment, will not present any conflict of interest with the Association, or materially affect the performance of Executive’s duties pursuant to this Agreement.  Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)           Base Salary.  In consideration of Executive’s performance of the duties set forth in Section 2, the Association shall provide Executive the compensation specified in this Agreement.  The Association shall pay Executive a salary of $185,000 per year (“Base Salary”) for the three year period following the Effective Date (“Three Year Period”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Association are generally paid. During the Three Year Period, the Base Salary will not change; however, following the Three Year Period, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Association may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

(b)           Board Meeting Fees.  For his attendance at meetings of the Board of Directors of the Association and the Company, and any committee meetings or Board retreat, the Association shall pay Executive fees of $18,200 per year (“Fees”) for the Three Year Period (as such term is defined in Section 3(a) of this Agreement).  Notwithstanding the foregoing, if the Executive is appointed or elected as a member of the Board, he shall receive the same Board compensation as other similar Board members in lieu of the Fees.  The Fees shall be payable biweekly, or with such other frequency as officers of the Association or members of the Board are generally paid but in no event later than March 15 of the year following the year in which such right to payment occurred.

(c)           Automobile and Social Memberships.  The Association shall pay Executive (i) a cash automobile allowance of $5,000 per year to cover the expenses of an automobile during the Three Year Period, and (ii) mileage reimbursement for any business use of the automobile at a rate established by the Internal Revenue Service or as mutually agreed to by the Association and Executive.  After the first year following the Effective Date, the amount of the automobile allowance shall increase from $5,000 to $6,000 per year.  In addition, the Association shall reimburse or pay Executive amounts sufficient to establish or maintain membership in a country club or any other club or organization (business, social or otherwise) which will benefit the Association, as mutually agreed to by the Association and the Executive, with such reimbursement or payment to occur as soon as practicable upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such payment or reimbursement occurred.

(d)           Housing Relocation Assistance.  The Association shall pay on the Executive’s behalf, or the Executive shall be reimbursed up to $7,000 for any temporary housing expenses.  In addition, the Association shall pay on the Executive’s behalf, or the Executive shall be reimbursed up to $15,000 in housing relocation expenses (to include any moving expense or other expense relating to the Executive’s relocation of his residence).  All reimbursements under this Section 3(d) shall be made on a monthly basis upon substantiation of such expenses in accordance with applicable policies of the Association.

(e)           Bonus and Incentive Compensation.  Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Association or the Company in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(f)           Employee Benefits.  Subject to the terms of the applicable plan documents, generally applicable policies of the Association, and applicable law, the Executive shall be entitled to participate in any tax-qualified plan, and at the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by any such plan, employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans or credit card privileges which the Association may from time to time have in effect for its senior executives. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Association to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(g)           Paid Time Off.  Executive shall be entitled to four weeks of paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Association’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Association’s policies and procedures for senior executives.  Any unused paid time off during an annual period shall be treated in accordance with the Association’s personnel policies as in effect from time to time.

(h)           Expense Reimbursements.  The Association shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the  year in which such right to such payment or reimbursement occurred.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)           Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i)           the involuntary termination of Executive’s employment hereunder by the Association for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Retirement), or  Section 7 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or

(ii)           Executive’s resignation from the Association’s employ upon any of the following, unless consented to by Executive:

(A)           failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Association);

(B)           a relocation of Executive’s principal place of employment to a location that is more than 20 miles from the location of the Association’s principal executive offices as of the date of this Agreement;

(C)           a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Association);

(D)           a liquidation or dissolution of the Association; or

(E)           a material breach of this Agreement by the Association.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination.  The Association shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Association may elect to waive said thirty (30) day period.

(a)           Upon the occurrence of an Event of Termination, the Association shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash payment equal to one times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Event of Termination.  Such payment shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.  Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until Executive executes a release of his claims against the Association, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

(b)           Upon the occurrence of an Event of Termination, the Association shall provide, at the Association’s expense, for twelve months following such Event of Termination, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Association for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Association employees.

(c)           For purposes of this Agreement, a “Separation from Service” shall have occurred if the Association and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

5.	CHANGE IN CONTROL.

(a)           Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

(b)           For purposes of this Agreement, the term “Change in Control” shall mean:

(i)           a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(ii)           a change in control of the Association within the meaning of the Home Owner’s Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii)           any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A)           any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association or the Company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Association or the Company; or

(B)           individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Association or the Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though they were members of the Incumbent Board; or

(C)           a sale of all or substantially all the assets of the Association or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Association or the Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

(D)           a tender offer is made for 25% or more of the voting securities of the Association or the Company, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Association or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c)           Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to three times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control.  Such payment shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d)           Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Association (or its successor) shall provide at the Association’s (or its successor’s) expense, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Association for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Association employees and then the coverage provided to Executive shall be commensurate with such changed coverage.  Such coverage shall cease thirty-six (36) months following the termination of Executive’s employment.

(e)           Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  In the event a reduction is necessary, then the cash severance payable by the Association pursuant to Section 5 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Association under Section 5 being non-deductible to the Association pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

6.	TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party.

7.	TERMINATION FOR CAUSE.

(a)           The Association may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.”

(b)           The term termination for “Cause” shall mean termination because of Executive’s: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (vii) material breach of any provision of this Agreement.  Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting  at which the Executive shall be given the opportunity to be heard before the Board.  Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

8.	RESIGNATION FROM BOARDS OF DIRECTORS

In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Association, the Company, and any affiliate of the Association or the Company shall immediately terminate.  This Section 8 shall constitute a resignation notice for such purposes.

9.	NOTICE.

(a)           Any purported termination by the Association for Cause shall be communicated by Notice of Termination to Executive.  If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Association that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 19.  Notwithstanding the pendency of any such dispute, the Association shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Association shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b)           Any other purported termination by the Association or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 9(c)) to the other party.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19.  Notwithstanding the pendency of any such dispute, the Association shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of his employment is disputed by the Association, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.  If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 9 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

(c)           For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

10.	POST-TERMINATION OBLIGATIONS.

(a)           Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Association, he shall not, without the written consent of the Association, either directly or indirectly:

(i)           solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Association or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Association or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within twenty-five (25) miles of the locations in which the Association or the Company has business operations or has filed an application for regulatory approval to establish an office;

(ii)           become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings Association, savings and loan association, savings and loan holding company, credit union, Association or Association holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Association or its affiliates or has headquarters or offices within twenty-five (25) miles of any of the Company’s or Association’s offices as of the date of this Agreement; provided, however, that this restriction shall not apply if Executive’s employment is terminated following a Change in Control or if Executive does not have any right to or waives (or returns to the Association) any payments under Section 4 hereof; or

(b)           As used in this Agreement, “Confidential Information” means information belonging to the Association which is of value to the Association in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Association. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Association. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Association, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Association has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Association with respect to all Confidential Information. At all times, both during the Executive’s employment with the Association and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Association, except as may be necessary in the ordinary course of performing the Executive’s duties to the Association.

(c)           Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may reasonably be required by the Association, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Association or any of its subsidiaries or affiliates.

(d)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 10.  The parties hereto, recognizing that irreparable injury will result to the Association, its business and property in the event of Executive’s breach of this Section 10, agree that, in the event of any such breach by Executive, the Association will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Association or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Company may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED PROVISIONS.

(a)           The Association may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3)

[12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Association’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Association is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Association, (i) by The Office of the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Association or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Kentucky except to the extent superseded by federal law.

19.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Association, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Association and the third arbitrator shall be selected by the arbitrators selected by the parties.  If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.	INDEMNIFICATION.

(a)           Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy during the term of this Agreement, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)           Any indemnification by the Association shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.

21.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Association:	Home Federal Savings and Loan Association
1500 Carter Avenue
Ashland, KY  41101

To Executive:	_________
At the address last appearing on
the personnel records of the Association

SIGNATURES

IN WITNESS WHEREOF, the Association and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ J. Thomas Rupert
Chairman of the Board

POAGE BANKSHARES, INC.

By:	/s/ J. Thomas Rupert
Chairman of the Board

EXECUTIVE:

/s/ Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.